EXHIBIT 12.1
PARKER DRILLING COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

	For the 3 Mo. Ended
	March 31,				Year Ended December 31,
	2007		2006		2006		2005		2004		2003		2002
Income (loss) from continuing operations before income taxes, minority interest and income (loss) from equity investees	$55,103		$26,918		$117,664		$68,323		$(34,973)		$(36,379)		$(19,551)
Plus fixed charges:
Interest expense on indebtedness	5,890		8,784		29,686		40,674		46,545		51,502		50,384
Capitalized interest	1,539		341		3,658
Amortization of borrowing expenses	440		317		1,912		1,439		3,823		2,288		2,025
Amortization of capitalized interest	128		118		471		481		507		530		528
Rental expense under operating leases deemed to be representative of the interest factor	426		426		1,705		1,636		1,376		1,105		1,046

Adjusted income (loss) from continuing operations	$63,526		$36,904		$155,096		$112,553		$17,278		$19,046		$34,432

Fixed charges	8,295		9,527		36,961		43,749		51,744		54,895		53,572

Surplus (deficiency) of earnings to cover fixed charges	$55,231		$27,377		$121,904		$68,804		$(34,466)		$(35,849)		$(19,140)

Ratio of earnings to fixed charges	7.7	x	3.9	x	4.2	x	2.6	x	0.3	x	0.3	x	0.6	x

	7.65		3.87		4.19		2.56		0.33		0.35		0.64

PARKER DRILLING COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollar amounts in thousands)

	Pro Forma
	For the 3 Mo. Ended March 31,	Year Ended December 31,
	2007	2006
Income (loss) from continuing operations before income taxes, minority interest and income (loss) from equity investees	$56,061	$121,433
Plus fixed charges:
Interest expense on indebtedness	4,265	23,410
Capitalized interest	1,539	3,658
Amortization of borrowing expenses	542	1,689
Amortization of capitalized interest	230	471
Rental expense under operating leases deemed to be representative of the interest factor	426	1,705

Adjusted income (loss) from continuing operations	$63,064	$152,366

Fixed charges	6,773	30,462

Surplus (deficiency) of earnings to cover fixed charges	$56,291	$121,904

Ratio of earnings to fixed charges	9.3x	5.0x